EXHIBIT 10.28

FH Ortho

Distributor Agreement

DISTRIBUTOR
AGREEMENT

This Agreement is entered into to be effective as of January 1st, 2016 by and between FH Ortho, Inc., 4118 N. Nashville Avenue, Chicago, IL 60634 (the "Company") and CPM Medical Consultants, LLC, 1565 N. Central Expressway, Suite 200, Richardson, TX 75080 ("Distributor").

RECITALS:

A.The Company and Distributor desire to establish a relationship in which the Company will sell and Distributor will purchase and resell the Company's products specified herein to customers located within the territory specified herein.

B.The Company and Distributor seek to assure a thorough understanding of the obligations assumed by each.

AGREEMENT:

In consideration of the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1.  Exclusive Distributor.

a.  Appointment as Distributor. Subject to the terms and conditions of this Agreement, the Company hereby grants Distributor the exclusive right to purchase the products listed on Exhibit A attached hereto, as may be amended from time to time by written agreement of the parties to add additional products (the "Products") for resale to customers located in the geographical territory described on Exhibit B attached hereto (the "Territory") for use within the field of orthopedic I sport surgery (the "Field"). The Company shall have the right to discontinue any of the Products, to make Product improvements and to materially change the design of the Products. The Company agrees to provide Distributor with reasonable advance notice of such discontinuances, improvements or changes in design.

b.  Exclusiveness. The parties agree that the "exclusive" nature of the foregoing appointment prohibits the Company from itself selling the Products in the EXCLUSIVE Territory for use within the Field and from granting any third party the right to sell the Products in the EXCLUSIVE Territory for use within the Field. Expansion of additional and EXCLUSIVE territory is based upon mutual discussion and agreement.

c.  Non-Exclusiveness. In the State of Texas and Louisiana there are non-exclusive areas where the company may sell product through itself or other third party entities. Notification by the

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

Company to the Agent will be provided prior to such selling arrangements being put in place. These non-exclusive areas are areas where minimal or no sales have been recorded for the past YEAR.

d.  Sales Outside Distributor's Assigned Territory. Distributor agrees not to market, promote, sell or deliver, directly or indirectly, any of the Products outside of the Territory without written consent from the Company. Distributor shall direct to the Company all orders and inquires it receives concerning the Products from parties outside of the Territory. Distributor shall not be entitled to any compensation should a sale result to a party outside of the Territory as a result of any inquiries the Distributor directs to the Company.

e.  Leads. The Company agrees to forward to Distributor any orders or requests for information it may receive regarding the Products from a person who is located within the Territory.

2.  Purchase of Products.

a.  Placement of Orders. Distributor shall order the Products by delivering a written purchase order to the Company by mail, email or fax. Orders shall be binding upon the Company only upon its written acceptance or upon shipment of the Products.

b.  Terms and Conditions. This Agreement sets forth the exclusive contract terms between the parties and shall apply to all orders for the Products. The Company rejects any terms in any order forms submitted by Distributor or other Distributor documents which are different from or additional to the provisions hereof and no such terms shall be binding upon the Company notwithstanding the Company's acceptance and shipment of Products ordered in Distributor's orders containing such terms.

3.  Prices and Payment.

a.  Prices. The prices for the Products payable by Distributor to the Company shall be the Company's standard distributor list prices that are in effect at the time Distributor submits its order to the Company. The current standard distributor price list of the Products is attached as Exhibit C to this Agreement. . The Company shall have the right to change the standard distributor price list not more than once every 12-month period. The Company shall provide Distributor at least 30 days written notice in advance of the effective date of the new price list. The Company will honor the previous pricing for orders received prior to the effective date of the new price list provided that the orders are for not more than a 60 days supply of Products based on the Distributor's prior 6 months Product purchases. The company will not increase prices more than 3% per year.

b.  Taxes: Shipping Costs. All prices are quoted F.O.B. the Company's Chicago, Illinois facility. Distributor shall pay any and all taxes, fees, duties or other governmental charges and for any and all shipment and shipping insurance costs

c.  Payment. Distributor shall make all payments in U.S. dollars to the Company's Chicago, Illinois facility by the thirtieth (30th) day after the date of the Company's invoice. If payment is received within 10 days of invoice, a 2% (two) discount will be applied to that invoice not including shipping charges. These payment terms will not apply to Distributor until the Company

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

has received the credit information requested from Distributor, which may include financial statements of the Distributor, bank references, trade references and other similar information as requested by the Company, that provides the Company with reasonable assurance of payment. Distributor shall provide additional credit information from time to time as requested by the Company to verify its creditworthiness. The Company reserves the right, without liability to Distributor, to refuse to ship additional Products and to otherwise suspend performance under this Agreement if at any time (a) the Distributor fails to provide such requested information to provide the Company reasonable assurance of payment or (b) the Distributor is delinquent in payment of Products previously shipped.

d.  Late Payment Fee/Collection Costs. Any amounts not paid by Distributor when due will be subject to a late payment fee computed daily at a rate equal one percent (1.0%) per month or at the highest rate permitted under applicable usury law, whichever is lower. In addition, Distributor shall be liable to the Company for all costs incurred by the Company in its collection of any amounts owing by Distributor which are not paid when due, including reasonable attorneys' fees and expenses, regardless whether an actual lawsuit is commenced.

4.  Delivery. Shipment and Inspection.

a.  Delivery and Shipment. The Company shall deliver the Products to the carrier specified by Distributor in its purchase order at dock of the Company's Chicago, Illinois facility.

b.  Inspection. Distributor shall inspect all Products immediately after arrival and shall notify the Company in writing within ten (10) days after receipt of any shortages, nonconformance with the purchase order or any other failure under this Agreement. Any shortages, or other failures under this Agreement not reported within such ten (10) Day period shall be forever waived by Distributor.

c.  Delivery Dates. All delivery dates for the Products are best estimates based upon prevailing conditions when given and the Company shall not be in breach of this Agreement or otherwise liable to Distributor if it fails to meet any delivery dates.

d.  Force Majeure. The Company shall not be liable to Distributor for any delay or failure of delivery or other performance caused in whole or in part by any contingency beyond the Company's reasonable control, including without limitation, acts of God, acts of any government or any agency or subdivision thereof, any acts of terrorism, or shortage or inability to secure labor, fuel, energy, raw materials, supplies or machinery at reasonable prices from regular Sources. The Company shall have the right to allocate Products between its various distributors and customers during a period of shortages without incurring any liability whatsoever to Distributor for those products supplied by Company on consignment basis. All products having been sold to Distributor and paid for by Distributor shall be void of the aforementioned shortage allocation plan.

5.  Minimum Purchase Requirement.

a.  Initial Requirements. Distributor agrees to order, accept delivery of and make payment in full for the number of Products set forth on Exhibit D attached hereto during the time period set forth on such Exhibit (the "Initial Minimum Purchase Requirements"). If Distributor fails to meet the Initial Minimum Sales Requirement or any Minimum Purchase Requirement established for

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

any future period during the term of this Agreement as provided in subparagraph b below, the Company shall have the right to terminate this Agreement by providing Distributor thirty (30) days notice of termination. If the Company chooses not to terminate this Agreement due to the failure of Distributor to achieve the Minimum Purchase Requirements for a given period, the shortfall will be added to the Minimum Purchase Requirement for the subsequent period.

b.  Establishment of Future Requirements. The parties agree to meet and negotiate in good faith to establish Minimum Purchase Requirements for any future period during the term of this Agreement that is not established in Exhibit D at the time of execution of this Agreement. If the parties are unable to agree on Minimum Purchase Requirements for any future period of this Agreement at least thirty (30) days prior to the expiration of the current Minimum Purchase Requirement period, either party shall have the right to terminate this Agreement by delivery of sixty (60) days written notice to the other party.

c.  Product Expiration Guarantee. Company agrees to sell to Distributor only product with a minimum of 3-year term to expiration. If product expiration is less than 3 years at the time of sale by Company to Distributor, Distributor has the right to exchange product at no cost or liability within I year of the initial acquisition.

d.  Resterilization of any metal implant will be charged to Distributor at the Company's cost to do such.

6.  Company's Duties. The Company agrees to perform the following duties at its own expense:

a.  Product Literature. The Company shall furnish Distributor reasonable quantities of sales literature and other sales material developed by the Company for use in the sale and promotion of the Products. The Company reserves the right to charge a reasonable purchase price on specific sales material and excessive quantities of sales materials, as determined by the Company from time to time.

b.  Product Information Seminars. The Company shall provide, from time to time, seminars in the proper application and use of the Products for Distributor and its employees or Agents.

The parties shall mutually agree upon the location of such seminars. The cost of conducting such seminars shall be paid for by the Company and all other costs associated therewith, including travel, food and lodging expenses, shall be paid by Distributor.

c.  Limited Warranty.

(i)  Limited Warranty. The Company warrants to Distributor that the Products will be free from defects in materials and workmanship at the time of shipment of the Products to Distributor (the "Limited Warranty"). The Company's SOLE OBLIGATION and Distributor's SOLE REMEDY in the event of a defect covered by this warranty will be, at Company's option, to (a) replace the defective Product, or (b) refund to Distributor the purchase price paid by Distributor for such defective Product.

(ii)  Warranty Procedure. In order to recover under this Limited Warranty, Distributor must contact the Company and receive written authorization for return of any

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

Product it alleges is defective. Distributor must return the alleged defective Product in accordance with the Company's RMA procedures. If the Company determines that the Product is defect and elects to replace the defective Product, all freight and insurance costs for shipping the replacement Product shall be paid by the Company. ANY

UNAUTHORIZED SHIPMENT OR SHIPMENT CONTRARY TO COMPANY'S INSTRUCTIONS WILL VOID THIS LIMITED WARRANTY. The Company will solely determine final disposition of any warranty claim.

(iii)  Limited Warranty Exclusions. THIS LIMITED WARRANTY DOES NOT COVER ANY LOSS CAUSED BY CARELESS HANDLING OF THE PRODUCT. THIS LIMITED WARRANTY ALSO SHALL NOT APPLY TO ANY PRODUCT WHICH HAS BEEN DAMAGED IN TRANSIT, ABUSED, ALTERED, MODIFIED, USED IN A MANNER NOT ORIGINALLY INTENDED, OR USED IN A MANNER NOT CONSISTENT WITH THE PRODUCT INSTRUCTIONS.

(iv)  Disclaimers. THE LIMITED WARRANTY SET FORTH ABOVE IS IN LIEU OF ALL WARRANTIES EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF   MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE AND NONINFRINGEMENT, AND WARRANTIES ARISING FROM COURSE OF DEALING, USAGE OF TRADE OR OTHERWISE.

(v)  Limited Remedies. THE REMEDIES SET FORTH IN THIS LIMITED WARRANTY ARE THE ONLY REMEDIES AVAILABLE TO DISTRIBUTOR OR ANY PERSON CLAIMING THROUGH DISTRIBUTOR FOR BREACH OF WARRANTY. COMPANY SHALL NOT HAVE ANY LIABILITY TO ANY PERSON FOR INCIDENTAL, CONSEQUENTIAL, INDIRECT OR SPECIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF WARRANTY (INCLUDING ANY IMPLIED WARRANTIES) OR ANY OTHER CONTRACT, NEGLIGENCE OR OTHER TORT OR OTHERWISE.

d.  Insurance. The Company shall maintain products liability insurance coverage with respect to design, development and manufacture of the Products in amounts no less than One Million Dollars ($1,000,000) per incident with a maximum of Two Million Dollars ($2,000,000) per year, and shall furnish Distributor with written evidence of such coverage upon request.

7.  Distributor's Duties. Distributor agrees to perform reasonable best efforts in the following duties at its own expense:

a.  Promotion of Products. Distributor agrees to devote its best efforts to promote the sale of and stimulate interest in the Products in the Territory. Without limiting the generality of the foregoing, Distributor shall investigate and follow-up on any and all inquiries from potential customers within the Territory, however generated, and shall promptly handle all correspondence and personal contacts as required with such potential customers in pursuing such leads. Distributor will be expected to exhibit at trade shows, train surgeon customers in the use of the Products.

b.  Personnel. Distributor will hire and maintain personnel with sufficient technical expertise and knowledge of the Products to train customers in the use of the Products. Distributor

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

shall be solely responsible for hiring, training, compensation, termination and all other matters relating to any persons, companies or corporations employed by Distributor for any reason whatsoever.

c.  Marketing Plan. Distributor agrees to submit to the Company, for its approval, a marketing plan and to submit revisions to such plan to the Company for its approval every sixe months during the term of this Agreement. Distributor agrees to carry our its marketing efforts in   substantial compliance with the marketing plan as approved by the Company. The initial marketing plan, as approved by the Company, is set forth on Exhibit E attached hereto.

d.  Inventory. Distributor will at all times maintain an inventory of the Products sufficient to meet reasonably anticipated orders in the Territory.

e.  Altering Company's Products, Instruments. Literature or Packaging. Distributor agrees not to alter, in any way, the Company's Products, the Product packaging or labeling or Product literature without the express, prior written approval of the Company. All promotional or marketing literature or documentation relating to the Products prepared by Distributor shall be subject to the prior written approval of the Company and may not be used without such approval having first been obtained.

f.  Reports. Distributor agrees to submit to the Company all reports reasonably requested by the Company, including, without limitation, inventory reports, which will reflect beginning and ending inventory levels of all Products.

g.  Product Warranties. Distributor shall not make any warranty or representation as to the Products or promise any remedies or return policies relating thereto which is different from or in addition to the warranties, representations, remedies and return policies contained in the Company's Written Product literature, Product packaging inserts and/or online policies, as amended from time to time by the Company.

h.  Permits and Licenses. Distributor shall obtain all necessary governmental and other permits and licenses which may be required for Distributor to promote and sell the Products in the Territory

i.  Laws and Regulations. Distributor shall conform to all applicable laws and regulations and to the highest business ethics in performing its obligations in accordance with the terms of this Agreement.

j.  Competitive Products. During the term of this Agreement, Distributor agrees not to sell, handle, promote or be involved, directly or indirectly, in the offering for sale, promotion or manufacture of any product, which competes with the Products in the Territory without the Company's prior written approval.

k.  Doctor Training. Distributor will ensure that each doctor/surgeon using the Products is properly trained in its use. If requested by the Company, Distributor shall confirm such training through use of a signed surgeon training agreement or such other confirmation method as requested by the Company.

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

l.  Incident Report. Distributor shall advise the Company of any incident of which Distributor becomes aware that involves or may involve the malfunction of the Product. Notice shall be as soon as possible and in no event later than five (5) business days from the date upon which Distributor becomes aware of such incident.

m.  Customer Complaints and Service Requirements. Distributor shall use its reasonable and best efforts to resolve all customer complaints relating to the quality of services provided by Distributor in conjunction with the Products in a manner consistent with the Company's commitment for exceptional customer service. Distributor agrees to report to the Company any customer complaints.

n.  Product Tracking. Distributor shall maintain a system in place to track each Product. Such system will, at a minimum, be able to identify a Product to its final destination and shall have recall procedures in place, which facilitate locating each Product, shipped in the event customer notifications or product modifications are required. Such reports shall include at least the following:

(i)  Customer name and purchase order number

(ii)  Address where products were delivered

(iii)  Date of sale

(iv)  Lot or serial number (if applicable)

(v)  Company product number

(vi)  Quantities sold

Upon termination or expiration of this Agreement, Distributor shall, at the Company's request, deliver all records relating to the location of Products to the Company.

o.  o.Recall. If Company, any governmental agency or other proper authority issues a product recall of any of the Products, Distributor agrees to fully cooperate with Company (i) in promptly contacting any purchasers which Company desires to be contacted during the course of any such recall, (ii) in promptly communicating to such purchasers such information or instructions as Company may desire be transmitted to such purchasers, (iii) in obtaining the removal of all such recalled Products from Distributor's inventory and the inventory of its customers and (iv) in disposing of such recalled Product as Company so directs. Company agrees to reimburse Distributor for all direct out-of-pocket costs and expenses actually incurred by Distributor as a result of securing the removal of and disposing of such recalled Products as requested by Company.

p.  Insurance. Distributor shall carry general liability, products liability and property damage insurance covering all hazards, injuries, losses or damages caused by or arising out of the possession or sale of the Products by Distributor in such amounts and with such reputable insurance companies as the Company shall reasonably approve. Distributor shall provide the Company with insurance certificates evidencing its insurance coverage.

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

q.  Ownership. Distributor represents and warrants that it has accurately disclosed to the Company its ownership structure and that no person or entity that is a competitor of the Company owns ten percent or more of the Distributor. Distributor agrees to notify the Company in writing of any change in its ownership within fifteen (15) days of the effective date of such change.

8.  Trademarks. Patents and Use of Name. Distributor acknowledges that it has no right, title or interest in any of the Products, nor in any patents, patent applications, trade secrets, trademarks, trade names, service marks, knowhow or copyrights applicable thereto. Distributor recognizes the Company's exclusive ownership and right, title and interest in and to all of the Company's trademarks and trade names (whether or not registered in the Territory) used in connection with the Products. Distributor acknowledges that the Company is not by this Agreement granting any right or license whatsoever, by implication, estoppel or otherwise, to Distributor to utilize any patents, patent applications, trade secrets, trademarks, trade names, service marks, knowhow or copyrights which the Company may have or may secure in the future relating to any of the Products. Distributor agrees not to use the Company's name, any other similar name or any other trademark of the Company except in advertising, pamphlets, letterhead or other media promotion of the Products, which is approved in writing by the Company prior to its use or dissemination. Distributor may not use the Company s name or any of the Company's trademarks in its corporate or business name, or in any other manner, which the Company deems adverse to its interests.

a.  Custom Device Development and Intellectual Property Ownership. Any intellectual property generated via the specific development of a specific custom product on behalf of a specific customer or by the Distributor will be shared between the company, the costumer and the distributor as follows 50% for the company developing, 25% for the distributor and 25% for the customer (surgeon).

9.  Confidential Information.

a.  Definition. "Confidential Information" means any information or compilation of information which is proprietary to the Company and which relates to its existing or reasonably foreseeable business, including, but not limited to, trade secrets and information contained in or relating to product designs, manufacturing methods, processes, techniques, tooling, sales techniques, marketing plans or proposals, existing or potential customer lists and all other customer information. Information shall be treated as Confidential Information irrespective of its source and all information, which the Company identifies as being "confidential" or "trade secret" shall be presumed to be Confidential Information. Confidential Information shall not include information which: (I) was in the public domain at the time it was disclosed; (ii) enters the public domain other than by breach of this Agreement; (iii) is known to the receiving party at the time of its disclosure; (iv) is disclosed to the receiving party without restriction by a third party who has the right to do so; or (v) is developed by the receiving party independently of any information disclosed hereunder.

b.  Nondisclosure. During the term of this Agreement and at all times thereafter , Distributor agrees to hold in strictest confidence and to never disclose, furnish, communicate, make accessible to any person or use in any way for Distributor's own or another's benefit any Confidential Information or permit the same to be used in competition with the Company. Distributor agrees to

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

refrain from such acts and omissions, which would reduce the value of the Confidential Information to the Company.

10.  Independent Contractor.

a.  Relationship. Distributor is and shall remain an independent contractor and is not and shall not be deemed to be an employee, joint venture, partner or franchisee of the Company for any purpose whatsoever. Accordingly, Distributor shall be exclusively responsible for the manner in which it performs its duties under this Agreement and for the profitability or lack thereof of its activities under this Agreement. All financial obligations associated with Distributor's business is the sole responsibility of Distributor. Distributor does not have, and shall not represent itself as having, any right or authority to obligate or bind the Company in any manner whatsoever.

b.  Employee Obligations. Distributor shall be solely responsible to its own employees for any compensation due them and for compliance with all applicable laws with respect to workmen's compensation, withholding taxes, unemployment compensation, social security payments, and any other charges against compensation imposed by any governmental authority as to Distributor's own employees.

11.  Indemnification. Distributor and Company shall indemnify each other and hold each other harmless from any and all loss, damage, liability, cost or expense (including reasonable attorneys' fees and expenses) which either may incur or suffer as a result of any claim of any kind whatsoever arising out of (a) any act or omission by Distributor or any of its agents or employees which violates this Agreement; (b) any claim for breach of representation based upon any representation given or purportedly given by Distributor, its agents or employees which is different from or in addition to written representations contained in the Company's Product literature, as amended from time to time; (c) any third party claim for personal injury, damage, economic loss or other damage, caused by or arising out of the use of the Products proximately caused by or resulting from the negligence of Distributor, its agents or employees; (d) any claim or demand arising from the employment or engagement by Distributor of any person or entity and (e) the failure of Distributor to pay amounts in respect of taxes which the Distributor is required to pay under this Agreement or in relation to the resale of the Products.

12.  Term. This Agreement shall remain in force for a period of three (3) years commencing on the Effective Date, unless sooner terminated under the provisions of Section 13 below. This Agreement may only be renewed after the expiration of its original term by the mutual written agreement of both parties hereto.

13.  Termination. This Agreement may be terminated prior to the expiration of its term pursuant to any of the following provisions:

a.  Failure to Meet Minimum Purchase Requirements. The Company may terminate this Agreement in accordance with the provisions of Section 5(a) if Distributor fails to meet any Minimum Purchase Requirement.

b.  Failure to meet Future Minimum Purchase Requirements.  Either party shall have the right to terminate this Agreement with notice in accordance with the provisions of Section 5(b) if the parties are unable to agree on future Minimum Purchase Requirements.

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

c.  Breach of Agreement. Either party may terminate this Agreement by delivery of written notice to the other party ifthe other party breaches any ofthe terms and conditions of this Agreement; provided, however, if the breach is curable such notice shall not be effective unless and until such breach remains uncured for a period of thirty (30) days after delivery of such notice.

d.  Change in Management. The Company may terminate this Agreement at any time effective upon delivery of written notice to Distributor if the ownership of Distributor should change so that ten percent (10%) or more of the Distributor is owned by a competitor of the Company.

e.  Insolvency. Either party may terminate this Agreement effective immediately upon delivery of written notice to the other party, if the other party (i) ceases to actively conduct its business, (ii) files a voluntary petition for bankruptcy or has filed against it an involuntary petition for bankruptcy, (iii) becomes unable to pay its debts as they become due, (iv) makes a general assignment for the benefit of its creditors or (v) applies for the appointment of a receiver or trustee for substantially all of its property or assets or permits the appointment of any such receiver or trustee who is not discharged within thirty (30) days of such appointment.

f.  Change in Company Ownership.  If a transfer of greater than or equal to 51% equity stake of the Company to any outside party (not related to current shareholder) and if this agreement is terminated for any reason other than distributor not reaching its quotas, distributor wil I be compensated with an indemnity equal to its last 6 months revenue.

14.  Obligations Upon Termination. Following expiration or termination of this Agreement for any reason, the following provisions shall apply:

a.  Return of Samples and Confidential Information. Distributor shall within ten (10) days after request by the Company, return to the Company all sample Products and copies of Product literature and materials and all documents or copies thereof containing any Confidential Information of the Company.

b.  Payment Obligations. Distributor shall promptly pay when due any amounts owing to the Company on orders of the Products accepted by the Company prior to the effective date of expiration or termination.

c.  Repurchase of Product Inventory. The Company shall have the option, exercisable in its sole discretion, to repurchase from Distributor (or arrange to have a distributor of the Company purchase from Distributor) any current, non-damaged Product inventory with preemption date of at least 6 months. Current, non-damaged products with a preemption date of less than one year but more than six months may be purchased back with a 20% restocking charge. The Company shall pay to Distributor the price, which is equal to the lesser of (I) the Distributor's original purchase price or (2) a price, which reflect the condition and marketability of the Products. If the Company chooses to repurchase (or have its other distributor repurchase) the Distributor's product inventory, (I) Distributor shall cease further marketing and distribution of the Products, except to fulfill sales for which it was contractually committed prior to the expiration or termination of this Agreement and (ii) Distributor shall discontinue any and all use of any of the Company's logos, trademarks and trade names and any of the Company's Confidential Information.

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

d.  Sale of Non-purchased Inventory. Distributor shall have the right to sell any Products in its inventory which are not repurchased by the Company (or its designated distributor) as provided in subparagraph c above, for a period of one hundred twenty (120) days after the effective date of expiration or termination of this Agreement.

e.  Continued Sales By Company. The sale of Products to Distributor by the Company after expiration or termination of this Agreement shall in no manner constitute or be deemed a renewal or extension of this Agreement nor the appointment, retention or reappointment of Distributor as a distributor of Products in the Territory or el s e w here.

f.  Continuing Obligations. The rights and obligations of parties under Sections 9 —Confidential Information, 1 1 - Indemnification, 13 —Obligations Upon Termination and 15 —General Provisions herein shall survive the expiration and termination ofthis Agreement and shall continue in full force and effect.

15.  General Provisions.

a.  Notices. Any notice required or permitted to be given under this Agreement shall be deemed delivered (I) when received if delivered by hand, (ii) the next business day if placed with a reputable express carrier for delivery during the morning of the following business day, or (iii) three (3) days after depositing in the U.S. mails for delivery by registered or certified mail, return receipt requested, postage prepaid and addressed to the appropriate party at the address set forth on the first page of this Agreement. If either party should change its address for notice purposes, such party shall give written notice of the other party of the new address in the manner set forth above, but any such notice shall not be effective until actually received by the addressee.

b.  Modification and Waiver. No purported amendment, modification or waiver of any provision hereof shall be binding unless set forth in a writing signed by both parties (in the case of amendments and modifications) or by the party to be charged thereby (in the case of waivers). Any waiver shall be limited to the circumstance or event specifically referenced in the written waiver document and shall not be deemed a waiver of any other term of this Agreement or of the same circumstance or event upon any recurrence thereof.

c.  Assignment. Distributor or Company shall not assign, transfer or sell all or any part of its rights or obligations hereunder, by operation of law or otherwise, without the prior written consent of the Company. This Agreement shall be binding upon and inure to the benefit of any successor or assignee.

d.  Severability and Interpretation. In the event that a court of competent jurisdiction holds a provision of this Agreement invalid, the remaining provisions shall nonetheless be enforced in accordance with their terms. Further, in the event that any provision is held to be overbroad as written, such provision shall be deemed amended to narrow its application to the extent necessary to make the provision enforceable according to applicable law and shall be enforced as amended.

e.  LIMITATION OF REMEDY. THE COMPANY SHALL HAVE NO LIABILITY TO DISTRIBUTOR OR ANY OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OF ANY DESCRIPTION, WHETHER ARISING OUT OF

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

WARRANTY OR OTHER CONTRACT, NEGLIGENCE OR OTHER TORT, OR OTHERWISE.

f.  Controlling Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of Illinois, without application of its conflict of laws provisions.

g.  Entire Agreement. This Agreement, together with the Exhibits, constitutes the entire Agreement between the parties and supersedes any and all prior and contemporaneous oral or written understandings between the parties relating to the subject matter hereof.

The parties have executed this Agreement in the manner appropriate to each to be effective the day and year entered on the first page hereof.

FH ORTHOPEDICS, INC.
(The “Company”)
Jim Hook, Managing Director
CPM MEDICAL CONSULT, LCD
("Distributor")
131 1 McLaughlin, CPA
Chief Financial Officer

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

Exhibits

A.	Products
B.	Territory
C.	Prices
D.	Minimum Purchase Requirements

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

EXHIBIT A

Products

The Arrow Universal Shoulder Prosthesis

CoLS Classic ACL Reconstruction System

Calcanail Calcaneal Fracture Nail

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

EXHIBIT B

Territory

Exclusive:

The following Counties EAST and NORTH of the line, inclusive, in the State of Texas:

Hardeman, Foard. Knox, Haskell, Jones, Taylor, Coleman, Brown, Mills, Lampasas, Coryell, Bell Milani, Robertson, Leon, Houston, Trinity, Angelina, San Augustine and Sabine with the exception of Bowie County (Texarkansas) in the far Northeast corner of the State.

Non-Exclusive:

All of the counties in the State of Texas and Louisiana not noted in the "EXCLUSIVE" territory listed above.

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

EXHIBIT
C

The attached price list is in effect from the present time until September 30, 2016. A 3% price increase will be implemented on October 1, 2016 and will be in effect for 1 year until October 1, 2017.

2015-16 CPM Medical Consultants, LLC

Effective through September 30’ 2016-GS

V5 CoLS instrument set

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

CoLS IMPLANTS

Reference Number	Description	2014 AGEN price	201-16 CPM Medical Consultants CoLS Pricing
	CoLS Ti Screws		
266136	CoLS TI SCREW D10 120	$322.73	$332
266137	CoLS TI SCREW D10 125	$322.73	$332
266138	CoLS TI SCREW D12 120	$388.59	$400
	CoLS PEEK Screws		
266139	COLS PEEK SCREW D10 120	$401.14	$413
266140	COLS PEEK SCREW D10 125	$401.14	$413
	CoLS Fixation Tapes		
266141	COLS TENDON ANCHORING TAPE	$120.91	$125
266142	CoLS tape/blade package	$240.57	$248
	CoLS Disposable Instruments		
263883	2.4 mm x 300 mm Drill pin	$35.69	$37
266638	4.5 mm Cannulated Drill	$154.50	$159
266639	1.8 mm Screw guide pin	$32.45	$33
266636	Diposable kit (1 4.5 mm drill, 2 drill pins, 2 screw guide pins)	$279.00	$290

2015-16 CPM Medical Consultants LLC Price list
Effective until September 30, 2016-GS

ARROW V10-US INSTRUMENT SET

Reference #	Designation	2014 AGEN Instrument pricing	2015-16 CPM Medical Cosultants Pricing
254765	Container for sterilization	$787.60	$81[illegible]
261848	Arrow Broach Handle	$1,068.58	$1,10[illegible]
261052	Sliding Rod	$148.41	$15[illegible]
261011	Cutting Guide Support	$69.26	$7[illegible]
261012	Cutting Guide Timer	$277.04	$28[illegible]
261057	Cutting Guide	$306.73	$31[illegible]
261053	Retroversion rod	$29.68	$3[illegible]
261010	Drill D6	$79.15	$8[illegible]
261054	T Holder	$148.41	$15[illegible]
261048	Reamer D8 120mm	$69.26	$7[illegible]
261049	Reamer D10 125mm	$89.04	$9[illegible]
261050	Reamer D12 130mm	$89.04	$9[illegible]
261051	Reamer D14 135mm	$89.04	$9[illegible]
257 333	Reamer D8 200mm	$89.04	$9[illegible]
261059	Retractor	$19.79	$2[illegible]

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Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

264447	Humeral Broach D8 LG 120mm	$732.18	$754
264448	Humeral Broach D10 LG 125mm	$732.18	$754
264449	Humeral Broach D12 LG 130mm	$732.18	$754
264450	Humeral Broach D14 LG 135mm	$732.18	$754
261009	Impactor	$49.47	$51
261056	3,2mm cutting guide pins	$9.58	$10
264868	Square Taper Bone Awl	$112.44	$116
261831	Arrow pin extractor	$148.41	$153
261043	Head Impactor Tip	$49.47	$51
261014	Head extractor	$79.15	$82
261845	Arrow Protector for Metaphysis	$148.41	$153
266648	ARROW V10 TRAY HUMERUS 1	$1,189.20	$1,225
266649	ARROW V10 TRAY LID HUMERUS 1	$269.50	$278
261015	Arrow off-centered humeral trial head D44 H16	$158.30	$163
261016	Arrow off-centered humeral trial head D44 H18	$158.30	$163
261017	Arrow off-centered humeral trial head D46 H16	$158.30	$163
261018	Arrow off-centered humeral trial head D46 H18	$158.30	$163
261019	Arrow off-centered humeral trial head D46 H21	$158.30	$163
261020	Arrow off-centered humeral trial head D48 H16	$158.30	$163
261021	Arrow off-centered humeral trial head D48 H18	$158.30	$163
261022	Arrow off-centered humeral trial head D48 H21	$158.30	$163
261023	Arrow off-centered humeral trial head D50 H17	$158.30	$163
261024	Arrow off-centered humeral trial head D50 H19	$158.30	$163
261025	Arrow off-centered humeral trial head D50 H21	$158.30	$163
264090	Arrow off-centered humeral trial head D52 H19	$158.30	$163
264091	Arrow off-centered humeral trial head D52 H21	$158.30	$163
261026	Arrow centered humeral trial head D40 H15	$158.30	$163
261027	Arrow centered humeral trial head D40 H17	$158.30	$163
261028	Arrow centered humeral trial head D44 H16	$158.30	$163
261029	Arrow centered humeral trial head D44 H18	$158.30	$163
261030	Arrow centered humeral trial head D46 H16	$158.30	$163
261031	Arrow centered humeral trial head D46 H18	$158.30	$163
261032	Arrow centered humeral trial head D46 H21	$158.30	$163
261033	Arrow centered humeral trial head D48 H16	$158.30	$163
261034	Arrow centered humeral trial head D48 H18	$158.30	$163
261035	Arrow centered humeral trial head D48 H21	$158.30	$163
261036	Arrow centered humeral trial head D50 H17	$158.30	$163
261037	Arrow centered humeral trial head D50 H19	$158.30	$163
261038	Arrow centered humeral trial head D50 H21	$158.30	$163
264092	Arrow centered humeral trial head D52 H19	$158.30	$163
264093	Arrow centered humeral trial head D52 H21	$158.30	$163
261039	Arrow centered humeral trial head D54 H19	$158.30	$163
261040	Arrow centered humeral trial head D54 H21	$158.30	$163
261041	Humeral Head Sizer D40,44,46	$49.47	$51
261042	Humeral Head Sizer D48,50,54	$49.47	$51

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Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

261109	Head Holder	$89.04	$92
266651	ARROW V10 TRAY HUMERUS 2	$995.08	$1,025
266652	ARROW V10 TRAY LID HUMERUS 2	$269.50	$278
261076	T Handle Long	$178.11	$183
261074	Reamer Handle D30	$148.41	$153
261075	Reamer Handle D40	$148.41	$153
264102	Stopped Drill Bit D.5 For Revision Metal Back Glenoid	N/A	$115
261069	Drill with end stop D5	$102.18	$105
261065	Drill D3,2 LG 130	$89.40	$92
261067	Drill Guide right	$98.94	$102
261068	Drill Guide left	$98.94	$102
261066	Glenoid Clamp	$89.04	$92
261108	Screwholder	$98.94	$102
261081	Glenoid Impactor Tip	$69.26	$71
261077	Glenoid Template D44	$118.73	$122
261078	Glenoid Template D46	$118.73	$122
261079	Glenoid Template D48	$118.73	$122
261080	Glenoid Template D50	$118.73	$122
261070	Cemented Trial Glenoid D44	$148.41	$153
261071	Cemented Trial Glenoid D46	$148.41	$153
261072	Cemented Trial Glenoid D48	$148.41	$153
261073	Cemented Trial Glenoid D50	$148.41	$153
261058	Glenoide guide pins	$19.16	$20
261846	Barrel for Arrow Screw	$197.89	$204
261847	Barrel for Arrow Drill bit	$217.68	$224
261844	Handle for Ant.-Post. Arrow Screw	$158.30	$163
261840	JIG T44 for Arrow Glenoid base	$296.83	$306
261841	JIG T46 for Arrow Glenoid base	$296.83	$306
261842	JIG T48 for Arrow Glenoid base	$296.83	$306
261843	JIG T50 for Arrow Glenoid base	$296.83	$306
265600	Adapter Stryker / Zimmer Hall Male / Grand AO Female	$332.65	$343
266654	ARROW V10 TRAY GLENOID 1	$1,100.63	$1,134
266655	ARROW V10 TRAY LID GLENOID 1	$269.50	$278
261103	CHISEL	$79.15	$82
261101	GLENOSPHERE HANDLE	$296.83	$306
261100	SCREWDRIVER	$69.26	$71
261087	GUIDE HOLDER HANDLE	$108.85	$112
261104	INTERMEDIARY PUNCH HOLDER	$118.73	$122
261086	PUNCH HOLDER	$108.85	$112
261095	HANDE BASEPLATE	$69.26	$71
264100	CUTTING GUIDE D44S	N/A	$183
261082	CUTTING GUIDE D.44	$178.11	$183
261083	CUTTING GUIDE D.46	$178.11	$183
261084	CUTTING GUIDE D.48	$178.11	$183
264101	Glenoid Metal Back Trial Base Plate 44s	N/A	$234

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Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

264951	Trial Revision Metal Back Glenoid Size 44	N/A	$348
261088	GLENOIDE METAL BACK TRIAL S.44	$227.56	$234
261089	GLENOIDE METAL BACK TRIAL S.46	$227.56	$234
261090	GLENOIDE METAL BACK TRIAL S.48	$227.56	$234
264495	HUMERAL TRIAL INSERT D.36 H.00	$89.04	$92
264496	HUMERAL TRIAL INSERT D.36 H.5	$89.04	$92
264497	HUMERAL TRIAL INSERT D.36 H.10	$89.04	$92
264498	HUMERAL TRIAL INSERT D.39 H.00	$89.04	$92
264499	HUMERAL TRIAL INSERT D.39 H.5	$89.04	$92
264500	HUMERAL TRIAL INSERT D.39 H.10	$89.04	$92
264501	HUMERAL TRIAL INSERT D.42 H.00	$89.04	$92
264502	HUMERAL TRIAL INSERT D.42 H.5	$89.04	$92
264503	HUMERAL TRIAL INSERT D.42 H.10	$89.04	$92
261105	INSERT IMPACTOR TIP HUM.36	$128.62	$132
261106	INSERT IMPACTOR TIP HUM.39	$128.62	$132
261107	INSERT IMPACTOR TIP HUM.42	$128.62	$132
261092	GLENOSPHERE TRIAL D.36	$138.53	$143
261093	GLENOSPHERE TRIAL D.39	$138.53	$143
261094	GLENOSPHERE TRIAL D.42	$138.53	$143
257204	ARROW GAUGE	$178.11	$183
266657	ARROW V10 TRAY GLENOID 2	$1,096.85	$1,130
266658	ARROW V10 TRAY LID GLENOID 2	$269.50	$278

2015-16 CPM Medical Consultants LLC Price list

Effective until September 30, 2016-GS

ARROW IMPLANTS

Reference Number	Description	2014 AGEN Price	2105-16 CPM Medical Consultants Pri
	ARROWâ humeral stems		
265102	ARROW® humeral stem Ø 8 LG 120mm	$1,027.77	$1,059
265103	ARROW® humeral stem Ø 8 LG 170mm	$1,027.77	$1,059
265104	ARROW® humeral stem Ø 10 LG 125mm	$1,027.77	$1,059
265105	ARROW® humeral stem Ø 12 LG 130mm	$1,027.77	$1,059
265106	ARROW® humeral stem Ø 14 LG 135mm	$1,027.77	$1,059
	ARROWâ CoCr off-centred humeral heads		
265124	ARROW® CoCr off-centred humeral head Ø.44 - 16	$1,219.84	$1,256
265125	ARROW® CoCr off-centred humeral head Ø.44 - 18	$1,219.84	$1,256
265126	ARROW® CoCr off-centred humeral head Ø.46 - 16	$1,219.84	$1,256
265127	ARROW® CoCr off-centred humeral head Ø.46 - 18	$1,219.84	$1,256
265128	ARROW® CoCr off-centred humeral head Ø.46 - 21	$1,219.84	$1,256
265129	ARROW® CoCr off-centred humeral head Ø.48 - 16	$1,219.84	$1,256

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Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

265130	ARROW® CoCr off-centred humeral head Ø.48 - 18	$1,219.84	$1,256
265131	ARROW® CoCr off-centred humeral head Ø.48 - 21	$1,219.84	$1,256
265132	ARROW® CoCr off-centred humeral head Ø.50 - 17	$1,219.84	$1,256
265133	ARROW® CoCr off-centred humeral head Ø.50 - 19	$1,219.84	$1,256
265134	ARROW® CoCr off-centred humeral head Ø.50 - 21	$1,219.84	$1,256
265135	ARROW® CoCr off-centred humeral head Ø.52 - 19	$1,219.84	$1,256
265136	ARROW® CoCr off-centred humeral head Ø.52 - 21	$1,219.84	$1,256
	ARROWâ CoCr centred humeral heads		
265107	ARROW® CoCr centred humeral head Ø.40 - 15	$1,219.84	$1,256
265108	ARROW® CoCr centred humeral head Ø.40 - 17	$1,219.84	$1,256
265109	ARROW® CoCr centred humeral head Ø.44 - 16	$1,219.84	$1,256
265110	ARROW® CoCr centred humeral head Ø.44 - 18	$1,219.84	$1,256
265111	ARROW® CoCr centred humeral head Ø.46 - 16	$1,219.84	$1,256
265112	ARROW® CoCr centred humeral head Ø.46 - 18	$1,219.84	$1,256
265113	ARROW® CoCr centred humeral head Ø.46 - 21	$1,219.84	$1,256
265114	ARROW® CoCr centred humeral head Ø.48 - 16	$1,219.84	$1,256
265115	ARROW® CoCr centred humeral head Ø.48 - 18	$1,219.84	$1,256
265116	ARROW® CoCr centred humeral head Ø.48 - 21	$1,219.84	$1,256
265117	ARROW® CoCr centred humeral head Ø.50 - 17	$1,219.84	$1,256
265118	ARROW® CoCr centred humeral head Ø.50 - 19	$1,219.84	$1,256
265119	ARROW® CoCr centred humeral head Ø.50 - 21	$1,219.84	$1,256
265120	ARROW® CoCr centred humeral head Ø.52 - 19	$1,219.84	$1,256
265121	ARROW® CoCr centred humeral head Ø.52 - 21	$1,219.84	$1,256
265122	ARROW® CoCr centred humeral head Ø.54 - 19	$1,219.84	$1,256
265123	ARROW® CoCr centred humeral head Ø.54 - 21	$1,219.84	$1,256
	ARROWâ cemented glenoids		
265137	ARROW® cemented glenoid size 44	$903.73	$931
265138	ARROW® cemented glenoid size 46	$903.73	$931
265139	ARROW® cemented glenoid size 48	$903.73	$931
265140	ARROW® cemented glenoid size 50	$903.73	$931
	ARROWâ Reverse Humeral Inserts		
265141	ARROW® humeral insert Ø36 - 00	$1,080.33	$1,113
265142	ARROW® humeral insert Ø36 - 05	$1,080.33	$1,113
265143	ARROW® humeral insert Ø36 - 10	$1,080.33	$1,113
265144	ARROW® humeral insert Ø39 - 00	$1,080.33	$1,113
265145	ARROW® humeral insert Ø39 - 05	$1,080.33	$1,113
265146	ARROW® humeral insert Ø39 - 10	$1,080.33	$1,113
265147	ARROW® humeral insert Ø42 - 00	$1,080.33	$1,113
265148	ARROW® humeral insert Ø42 - 05	$1,080.33	$1,113
265149	ARROW® humeral insert Ø42 - 10	$1,080.33	$1,113

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Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

Distribution Agreement FH Orthopedics, Inc — CPM Medical Consultants

EXHIBIT D

The quota for the FY 2015-16 is $807,100.00. The minimum purchase requirements for the same period is 75% of the $807,100 or $605,325. The minimum purchase requirements reflect an 18% increase over the prior year.

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